Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports First Quarter 2015 Results

HIGHLIGHTS

•	TreeHouse delivers first quarter adjusted earnings per share of $0.59
•	Net sales increased 26.5%, driven by acquisitions
•	First quarter adjusted EBITDA increased 4.8% from 2014
•	Full year adjusted earnings per share guidance reduced to $3.40-$3.55

Oak Brook, IL, May 7, 2015 -- TreeHouse Foods, Inc. (NYSE: THS) today reported first quarter earnings of $0.41 per fully diluted share compared to $0.38 per fully diluted share reported for the first quarter of last year.  The Company reported adjusted earnings per share in the first quarter of $0.59 compared to $0.80 in the prior year, excluding the items described below.

The Company’s 2015 first quarter results included two items noted below that affected the year-over-year quarterly comparison.  The first item is a $0.16 per share loss on the foreign currency translation of intercompany notes.  The second item is a $0.02 per share expense for acquisition, integration and related costs.

ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended
	March 31
	2015	2014
	(unaudited)

Diluted EPS as reported	$0.41	$0.38
Foreign currency loss on translation of intercompany notes	0.16	0.03
Acquisition, integration and related costs	0.02	0.05
Restructuring/facility consolidation costs	-	0.02
Debt refinancing costs	-	0.32

Adjusted EPS	$0.59	$0.80

“We delivered first quarter earnings in line with expectations, with 8 of our 14 legacy grocery categories posting solid margin growth.  We continue to be highly focused on simplifying our business and growing profitability, and in most of our legacy categories, we are gaining momentum and generating higher net profits.  However, this progress is only partially offsetting the profitability decline in single serve hot beverages, as the level of competition has intensified,” said Sam K. Reed, Chairman, President and Chief Executive Officer.

“We continue to be pleased with the integration progress of our recent acquisitions.  Protenergy Natural Foods continues to deliver results above our initial expectations, and we expect Flagstone Foods’ growth to ramp up meaningfully in the back half of 2015,” Mr. Reed concluded.

Adjusted earnings before interest, taxes, depreciation, amortization, and non-cash stock based compensation, or Adjusted EBITDA (a reconciliation to net income, the most directly comparable GAAP (generally accepted accounting principles in the United States) measure, appears on the attached schedule), was $84.5 million in the first quarter of 2015, a 4.8% increase compared to the prior year.  Adjusted EBITDA was higher due to acquisitions.

Net sales for the first quarter totaled $783.1 million compared to $618.9 million last year, an increase of 26.5%, due to sales from acquisitions.  Partially offsetting the increase in net sales was unfavorable foreign exchange and pricing.  Volume/mix was flat in the first quarter of 2015 compared to the first quarter of 2014.  Compared to the first quarter of last year, sales in the first quarter of 2015 for the North American Retail Grocery segment increased 30.9%, sales for the Food Away From Home segment decreased 0.4% and sales for the Industrial and Export segment increased 31.6%.

Reported gross margins decreased to 19.5% in the first quarter this year from 21.5% in the first quarter of last year resulting from the impact of lower margin sales from recent acquisitions (accounting for 100 basis points of the reduction), a shift in legacy sales mix, reduced pricing, and unfavorable exchange rates on raw material purchases by the Company’s Canadian operations.

Selling, distribution, general and administrative expenses increased $18.4 million in the first quarter of 2015, or 25.7%, to $90.2 million.  As a percentage of net sales, these costs decreased from 11.6% in the first quarter of 2014, to 11.5% in 2015.  The decrease in costs as a percentage of net sales was primarily related to continued cost rationalization as the Company leverages its resources, partially offset by increased costs in areas such as employee compensation, benefit costs, and information technology due to the continued growth of the Company.

Amortization expense increased $5.3 million in the first quarter this year compared to the first quarter of 2014, or 52.8%, to $15.3 million, due to additional costs from acquisitions, which was partially offset by lower legacy amortization.

Other expense was $20.9 million for the first quarter of 2015, a decrease of $9.4 million from $30.3 million in the same period last year, as last year’s expense included $16.7 million for refinancing activities that did not recur this year.  Offsetting reduced spending for financing activities was $8.4 million of higher foreign currency exchange expense due to changes in U.S. and Canadian exchange rates, and higher interest expense resulting from higher debt levels associated with the 2014 acquisitions.  Interest income and other income increased compared to the first quarter of 2014, due primarily to $1.4 million in annual patronage refunds pertaining to a term loan and higher non-cash mark-to-market gains on derivative contracts.

Income tax expense increased in the first quarter to $7.9 million.  The Company’s first quarter effective income tax rate increased to 30.8% from the 2014 first quarter rate of 28.5% due to the settlement of unrecognized tax benefits in the first quarter of 2014 associated with the Company’s 2011 examination by the U.S. Internal Revenue Service and the impact of a shift of income from Canada to the U.S., where it was subjected to a higher tax rate.

Net income for the first quarter of 2015 totaled $17.9 million compared to $14.3 million in the previous year.

Fully diluted shares outstanding for the first quarter of 2015 increased to approximately 43.6 million shares compared to 37.7 million shares in the first quarter of 2014, primarily as a result of the equity offering completed on July 22, 2014, which financed, in part, the Flagstone Foods acquisition.

SEGMENT RESULTS

The Company has three reportable segments:

1.
North American Retail Grocery – This segment sells branded and private label products to customers within the United States and Canada.  These products include non-dairy powdered creamers; sweeteners; condensed, ready to serve and powdered soups, broths and gravies; refrigerated and shelf stable salad dressings and sauces; pickles and related products; Mexican and other sauces; jams and pie fillings; aseptic products; liquid non-dairy creamer; powdered drinks; single serve hot beverages; specialty teas; hot and cold cereals; baking and mix powders; macaroni and cheese; skillet dinners; and  snack nuts, trail mixes, dried fruit, and other wholesome snacks.

2.
Food Away From Home – This segment sells non-dairy powdered creamers; sweeteners; pickles and related products; Mexican and other sauces; refrigerated and shelf stable dressings; aseptic products; hot cereals; powdered drinks; and single serve hot beverages to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.
Industrial and Export – This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers for use in industrial applications, including products for repackaging in portion control packages and for use as ingredients by other food manufacturers. This segment sells non-dairy powdered creamer; baking and mix powders; pickles and related products; refrigerated and shelf stable salad dressings; Mexican sauces; aseptic products; soup and infant feeding products; hot cereals; powdered drinks; single serve hot beverages; specialty teas; and nuts. Export sales are primarily to industrial customers outside of North America.

The direct operating income for the Company’s segments is determined by deducting manufacturing costs from net sales and deducting direct operating costs, such as freight to customers, commissions, and direct selling and marketing expenses.  Indirect sales and administrative expenses, including restructuring charges and other corporate costs, are not allocated to the business segments as these costs are managed at the corporate level.

North American Retail Grocery net sales for the first quarter of 2015 increased 30.9% to $592.4 million from $452.4 million during the same quarter of the previous year, driven by a 36.6% increase from acquisitions, partially offset by a 2.6% decrease in volume/mix, a 2.0% unfavorable impact from foreign exchange and reduced pricing.  The Company posted higher first quarter sales in the pickles and Mexican sauces categories that were offset by decreases in most other categories.  A large portion of reduced sales was in the beverages (primarily single serve hot beverages) category, where competitive pressure resulted in reduced volume and pricing.  Direct operating income margin in the first quarter decreased to 13.1% in 2015 from 16.6% in 2014.  The unfavorable impact of legacy sales mix, reduced pricing, and the impact of unfavorable foreign exchange were the primary reasons for the reduction in direct operating income as a percentage of net sales.  Additionally, lower margin business from the Protenergy and Flagstone acquisitions contributed approximately 50 basis points to the decline in direct operating income margin compared to the first quarter of 2014.

Food Away From Home net sales for the first quarter of 2015 decreased 0.4% to $88.3 million from $88.7 million during the same quarter of the previous year primarily due to pricing, as volume/mix increases were offset by the unfavorable impact of foreign exchange.  The Company posted a volume/mix increase in the quarter as higher volume/mix associated with the aseptic category was partially offset by a reduction in the other sauces and beverages categories (primarily single serve hot beverages).  Direct operating income margin in the first quarter increased to 13.6% in 2015 from 10.7% in 2014.  Last year we had operational issues at one of our plants, while this year we are performing much better at that location.  Partially offsetting the increase in margins was higher cost of sales of U.S. sourced raw materials for the Canadian operations and reduced year-over-year pricing.

Industrial and Export net sales for the first quarter increased 31.6% to $102.5 million from $77.8 million during the same quarter last year, largely driven by an 18.9% increase from acquisitions and a 13.3% increase in volume/mix.  The volume/mix increase was primarily driven by growth in the soup and infant feeding, beverages (predominantly single serve hot beverages), and Mexican sauces categories.  Direct operating income margin in the first quarter increased to 21.0% in 2015, from 19.3% in 2014, primarily due to operational efficiencies at the plants and favorable input costs, partially offset by lower margin business from acquisitions.

OUTLOOK FOR 2015

“We are disappointed with the magnitude of the profitability decline in single serve hot beverages, and as a result, we are lowering our full year guidance to a range of $3.40-$3.55 in adjusted earnings per share,” said Mr. Reed.  Second quarter adjusted earnings per share is expected to be between $0.60 to $0.65.  The Company reiterated its expectation that the average Canadian exchange rate for the year will be in the CAD $0.80-$0.82 range.

“We believe that our coffee setback will be short term in nature, as we have secured new business that will begin shipping in the fourth quarter, some of which will be returning to TreeHouse Foods.  More importantly, over the long term, we firmly regard ourselves as the best positioned to execute a robust private label program with our customers’ best interests in mind,” Mr. Reed continued.

“While we face some immediate challenges in 2015, we expect to build momentum as the year progresses and establish a foundation for a very solid organic growth year in 2016.  As always, we remain steadfast in our commitment to the growth of private label and corporate brands,” Mr. Reed said.  “The acquisition environment remains robust, and we are in a great position to participate in a meaningful way, with nearly $400 million available under our current revolving credit facility.”

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted earnings per share data contained in this press release reflects adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified in the above chart.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management.  Because the Company cannot predict the timing and amount of charges associated with items such as acquisition, integration and related costs, or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.  Adjusted EBITDA represents adjusted net income before interest expense, income tax expense, depreciation and amortization expense, and non-cash stock based compensation expense.  Adjusted EBITDA is a performance measure used by management, and the Company believes it is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP.  These non-GAAP measures may be different from similar measures used by other companies.  A full reconciliation table between reported net income for the three month periods ended March 31, 2015 and 2014 calculated according to GAAP and Adjusted EBITDA is attached.  Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s first quarter earnings will be held at 9:00 a.m. (Eastern Time) today and may be accessed by visiting the "Investor Overview" page through the "Investor Relations" menu of the Company's website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse is a manufacturer of packaged foods and beverages with annualized sales of approximately $3.5 billion.  We have 24 manufacturing facilities across the United States and Canada, and focus primarily on private label products for both retail grocery and food away from home customers.  We manufacture a variety of shelf stable, refrigerated and fresh products, including pickles, soups, snacks, salad dressings, sauces, dry dinners, hot cereals, single serve hot beverages and beverage enhancers.  We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative free ingredients in many categories.  Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

Additional information, including TreeHouse's most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse's website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements." Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as "may," "should," "could," "expects," "seek to," "anticipates," "plans," "believes," "estimates," "intends," "predicts," "projects," "potential" or "continue" or the negative of such terms and other comparable terminology.  These statements are only predictions.  The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause TreeHouse or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  TreeHouse's Form 10-K for the year ended December 31, 2014, and other filings with the SEC, discuss some of the factors that could contribute to these differences.  You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release.  TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended
	March 31
	2015	2014
	(unaudited)

Net sales	$783,145	$618,903
Cost of sales	630,708	485,912
Gross profit	152,437	132,991
Operating expenses:
Selling and distribution	45,798	38,017
General and administrative	44,400	33,768
Amortization expense	15,328	10,034
Other operating expense, net	215	873
Total operating expenses	105,741	82,692
Operating income	46,696	50,299
Other expense (income):
Interest expense	11,692	10,873
Interest income	(1,769)	(168)
Loss on foreign currency exchange	11,386	2,951
Loss on extinguishment of debt	-	16,685
Other income, net	(414)	(85)
Total other expense	20,895	30,256
Income before income taxes	25,801	20,043
Income taxes	7,949	5,721
Net income	$17,852	$14,322

Weighted average common shares:
Basic	42,873	36,682
Diluted	43,639	37,665

Net earnings per common share:
Basic	$0.42	$0.39
Diluted	$0.41	$0.38

Supplemental Information:
Depreciation and Amortization	$30,733	$27,006
Stock-based compensation expense, before tax	$5,949	$4,180

Segment Information:
North American Retail Grocery
Net Sales	$592,413	$452,403
Direct Operating Income	$77,317	$75,090
Direct Operating Income Percent	13.1%	16.6%

Food Away From Home
Net Sales	$88,277	$88,673
Direct Operating Income	$12,026	$9,488
Direct Operating Income Percent	13.6%	10.7%

Industrial and Export
Net Sales	$102,455	$77,827
Direct Operating Income	$21,536	$15,046
Direct Operating Income Percent	21.0%	19.3%

The following table reconciles the Company’s net income to Adjusted EBITDA for the three months ended March 31, 2015 and 2014:

TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA
(In thousands)

	Three Months Ended
	March 31
	2015	2014
	(unaudited)

Net income as reported	$17,852	$14,322
Interest expense	11,692	10,873
Interest income	(1,769)	(168)
Income taxes	7,949	5,721
Depreciation and amortization (1)	30,647	23,779
Stock-based compensation expense	5,949	4,180
Foreign currency loss on translation of intercompany notes (2)	10,871	1,812
Mark-to-market adjustments (3)	(417)	(117)
Acquisition, integration and related costs (4)	1,483	2,562
Debt refinancing costs (5)	-	16,759
Restructuring/facility consolidation costs (6)	215	867

Adjusted EBITDA	$84,472	$80,590

(1)
Depreciation and amortization excludes $0.1 million and $3.2 million of accelerated depreciation charges included in the acquisition, integration and related costs line of the Adjusted EBITDA reconciliation for the three months ended March 31, 2015 and 2014, respectively.

(2)
Foreign currency loss on translation of intercompany notes included in Loss on foreign currency exchange totaled $10.9 million and $1.8 million for the three months ended March 31, 2015 and 2014, respectively.

(3)	Mark-to-market adjustments included in Other income, net totaled ($0.4) million and ($0.1) million for the three months ended March 31, 2015 and 2014, respectively.

(4)
Acquisition, integration and related costs included in General and administrative expense totaled $0.7 million and $1.0 million for the three months ended March 31, 2015 and 2014, respectively.  Acquisition, integration and related costs included in cost of sales totaled $0.7 million and $1.6 million for the three months ended March 31, 2015 and 2014, respectively.  Acquisition, integration and related costs included in Selling and distribution and Other income, net totaled $0.1 million, net for the three months ended March 31, 2015.

(5)
 Debt refinancing costs included in Loss on extinguishment of debt and General and administrative expense totaled $16.7 million and $0.1 million, respectively, for the three months ended March 31, 2014.

(6)	Restructuring/facility consolidation costs included in Other operating expense, net totaled $0.2 million and $0.9 million for the three months ended March 31, 2015 and 2014, respectively.

The following table presents the Company’s change in net sales by segment for the three months ended March 31, 2015 vs. 2014:

Three months ended March 31, 2015:

	North American		Food Away		Industrial
	Retail Grocery		From Home		and Export
	(unaudited)		(unaudited)		(unaudited)

Volume/mix	(2.6	) %	1.3%		13.3%
Pricing	(1.1)		(0.5)		0.1
Acquisition	36.6		0.1		18.9
Foreign currency	(2.0)		(1.3)		(0.7)
Total change in net sales	30.9%		(0.4	) %	31.6%